EXHIBIT 10.10.2

FOURTH AMENDMENT

SPECTRA ENERGY CORP

EXECUTIVE CASH BALANCE PLAN

THIS FOURTH AMENDMENT is made this 6th day of December, 2010, by Spectra Energy Corp, a Delaware corporation (the “Company”), and amends the Spectra Energy Corp Executive Cash Balance Plan originally executed by the Company and effective as of December 18, 2006 (the “Plan”), and as amended from time to time thereafter.

The Plan is hereby amended to be effective as of the dates specified herein:

1. Effective as of January 1, 2009, The Plan is hereby amended to add a new Section 2.25 as follows:

2.25 “Separation From Service” means the Participant’s separation from service with the Company within the meaning of Code Section 409A.

2. Effective as of January 1, 2009, Section 6.1 of the Plan is hereby amended by deleting the phrase “whose Company employment terminates” wherever it appears and replacing it with the phrase “who incurs a Separation From Service.”

3. Effective as of January 1, 2009, Section 6.5 of the Plan is hereby amended to capitalize the phrase “separation from service” so that it reads “Separation From Service.”

4. Effective as of January 1, 2009, Article 7 of the Plan is deleted in its entirety and replaced with the following new Article 7:

SECTION 7

DEATH BENEFITS

7.1 In accordance with procedures established by the Company, each Participant shall designate a Beneficiary or Beneficiaries to receive payment of his vested Make-Whole Account and vested Supplemental Account upon his death, as provided in Section 7.3 or 7.4, and if applicable, Section 7.5, below.

7.2 If the Participant does not designate a Beneficiary, or if the Beneficiary who is designated should predecease the Participant, the death benefit for a deceased Participant shall be paid to the estate of the Participant, as the Participant’s Beneficiary, in a single cash payment not later than sixty (60) days following date of the Participant’s death.

7.3 If a Participant should die while still employed by the Company or otherwise before payment of any Plan benefits has commenced, payments of any death benefit shall be made to the Participant’s Beneficiary in the same benefit payment form elected by the Participant under Section 6.2, unless the Beneficiary is the estate and in that case, a single cash payment shall be made not later than sixty (60) days following date of the Participant’s death. Notwithstanding the foregoing, if the death benefit is less than $25,000, the death benefit shall automatically be paid to the Participant’s Beneficiary in a single cash payment not later than sixty (60) days following the date of Participant’s death.

7.4 If a Participant should die after payment of Plan benefits has commenced, payment of any death benefit will be made to the Participant’s Beneficiary as a continuation of the benefit payment form that had been in effect for the Participant, unless the Beneficiary is the estate and in that case, a single cash payment shall be made not later than sixty (60) days following date of the Participant’s death.

7.5 If an Employee who was an active participant in the Supplemental Security Plan on December 31, 1996, should die while still employed by the Company, the portion of the death benefit attributable to the Employee’s Supplemental Account shall not be less than the amount determined by multiplying 2.5 times the annualized base rate of pay of the Employee on the date of death.

5. Effective as of January 1, 2009, Section 12.5 of the Plan is amended to add the following new sentence to the end thereof:

To the extent any terms of the Plan are ambiguous, such terms shall be interpreted as necessary to comply with Code Section 409A.

As amended hereby, the Plan is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has adopted and executed this Fourth Amendment on this 7th day of December, 2010, to be effective as of the dates specified herein.

SPECTRA ENERGY CORP

By:	/s/ Dorothy M. Ables
Name:	Dorothy M. Ables
Title:	Chief Administrative Officer

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